FOR IMMEDIATE RELEASE

A.G. Edwards Confirms Administrative Complaint Filed by Massachusetts

ST. LOUIS, February 2, 2005 - A.G. Edwards, Inc. (NYSE: AGE) today confirmed the filing of an administrative complaint against the company's brokerage subsidiary, A.G. Edwards & Sons, Inc., by the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth. The allegations included in the complaint concern the supervision of certain mutual fund transactions in the firm's Boston - Back Bay office.

"We plan to defend ourselves vigorously," said Margaret Welch, A.G. Edwards spokesperson. "It's important to note that this complaint states the alleged activities occurred over a year ago and involved one branch, two clients and a financial consultant who was terminated by the firm in October 2003."

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm, A.G. Edwards & Sons, Inc. A.G. Edwards and its affiliates encompass nearly 6,900 financial consultants in 715 offices nationwide and two European locations in London and Geneva.